ARTICLES OF AMENDMENT TO THE CHARTER
                                OF
                      MILLER PETROLEUM, INC.

                            ARTICLE I

The name of the corporation is MILLER PETROLEUM. INC.

                            ARTICLE II

Article VI of the Articles of the Charter of the corporation is hereby amended to authorize an increase in the capital stock of the corporation as follows:

The corporation is authorized to issue Two Thousand (2,000) shares with no par value common stock, which shall be designated as "Common Shares."

                           ARTICLE III

The amendment set forth in Article II hereof was adopted by the unanimous written consent of the shareholders at a meeting of the shareholders held on March 19, 1996, which was duly called for the purpose of considering said amendment in accordance with Tennessee Statutes.

                            ARTICLE IV

The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

The amendment is to be effective April 30, 1996.

IN WITNESS WHEREOF, the undersigned officers have executed these Articles of Amendment in their respective corporate capacities this l9th day of March, 1996.

ATTEST                          MILLER PETROLEUM, INC.

/s/Lawrence LaRue               /s/Deloy Miller
Secretary of the Corporation    President